Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos.

333-203949 and 333-203949-01

August 7, 2017

American Water Capital Corp.

American Water Works Company, Inc.

$600,000,000 2.950% Senior Notes due 2027

$750,000,000 3.750% Senior Notes due 2047

Term Sheet

Issuer:	American Water Capital Corp.
Support Provider:	American Water Works Company, Inc.
Security:	2.950% Senior Notes due 2027 (the “2027 Notes”) 3.750% Senior Notes due 2047 (the “2047 Notes”)
Size:	$600,000,000 for the 2027 Notes $750,000,000 for the 2047 Notes
Trade Date:	August 7, 2017
Settlement Date:	August 10, 2017 (T+3)
Maturity Date:	September 1, 2027 for the 2027 Notes September 1, 2047 for the 2047 Notes
Benchmark Treasury:	UST 2.375% due May 15, 2027 for the 2027 Notes UST 3.000% due February 15, 2047 for the 2047 Notes
Benchmark Treasury Yield:	2.258% for the 2027 Notes 2.837% for the 2047 Notes
Spread to Benchmark Treasury:	+73 bps for the 2027 Notes +93 bps for the 2047 Notes
Yield to Maturity:	2.988% for the 2027 Notes 3.767% for the 2047 Notes
Coupon:	2.950% for the 2027 Notes 3.750% for the 2047 Notes
Price to Public:	99.671% for the 2027 Notes 99.693% for the 2047 Notes
Interest Payment Dates:	2027 Notes: March 1 and September 1 of each year, beginning on March 1, 2018 2047 Notes: March 1 and September 1 of each year, beginning on March 1, 2018
Redemption Provisions:
Make whole call:	Adjusted Treasury Rate +12.5 bps for the 2027 Notes Adjusted Treasury Rate +15 bps for the 2047 Notes
Par call:	On or after June 1, 2027, for the 2027 Notes On or after March 1, 2047, for the 2047 Notes
CUSIP:	2027 Notes: 03040W AQ8 2047 Notes: 03040W AR6
ISIN:	2027 Notes: US03040WAQ87 2047 Notes: US03040WAR60
Ratings (1):	A3 (stable outlook) / A (stable outlook) (Moody’s/S&P)
Joint Book-Running Managers:	J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC MUFG Securities Americas Inc.

Co-Managers:

Mizuho Securities USA LLC

PNC Capital Markets LLC

Regions Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

RBC Capital Markets, LLC

TD Securities (USA) LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

Santander Investment Securities Inc.

CastleOak Securities, L.P.

C.L. King & Associates, Inc.

Drexel Hamilton, LLC

Loop Capital Markets LLC

MFR Securities, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Cisneros Shank & Co., L.L.C.

The Williams Capital Group, L.P.

(1) Neither of these ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The term “Adjusted Treasury Rate” has the meaning ascribed to that term in the Issuer’s Preliminary Prospectus Supplement, dated August 7, 2017.

The Issuer and the Support Provider have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Support Provider have filed with the SEC for more complete information about the Issuer, the Support Provider and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, U.S. Bancorp Investments, Inc. at 1-877-558-2607, or Wells Fargo Securities, LLC toll-free at (800) 645-3751.